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                                                   Morgan, Lewis & Bockius LLP
                                                             COUNSELORS AT LAW

May 7, 1996

Patlex Holdings, Inc.
250 Cotorro Court
Suite A
Las Cruces, New Mexico

Re:      Registration Statement on Form S-4
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Ladies and Gentlemen:

We have acted as counsel to Patlex Holdings, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the subject registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration by the Company of up to 7,618,577 shares (the "Shares") of Common Stock, par value $.10 per share, of the Company (the "Common Stock") issuable to the shareholders of Patlex Corporation, a Pennsylvania corporation ("Patlex") and Database Technologies, Inc., a Florida corporation ("DBT") in accordance with the terms of (i) the Plan of Merger and Reorganization (the "Plan of Reorganization") providing for the merger of Patlex Newco, Inc., a Pennsylvania corporation and wholly-owned subsidiary of the Company ("Newco") with and into Patlex (the "Reorganization"), after which Patlex will become a wholly-owned subsidiary of the Company and (ii) the Agreement of Merger, dated as of February 7, 1996 (the "Merger Agreement"), among Patlex, the Company, DBT Acquisition Corp., a Florida corporation and wholly-owned subsidiary of the Company ("DBT Acquisition") and DBT, providing, among other things for the merger (the "Merger") of DBT Acquisition with and into DBT.

In connection with this opinion, we have examined the Registration Statement and the Exhibits thereto, the Plan of Reorganization, the Merger Agreement, the Company's Articles of Incorporation and Bylaws and certain of the Company's corporate proceedings as reflected in its minute books. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

We have also assumed that the Reorganization and the Merger will be implemented as described in the Registration Statement and in accordance with the Plan of Reorganization and







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Patlex Holdings, Inc.
May 7, 1996
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Merger Agreement.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. Merger Agreement.

In our opinion, the Shares will be legally issued, fully paid and non-assessable shares of Common Stock of the Company when and to the extent issued by the Company in the manner contemplated in the Registration Statement and in accordance with the Plan of Reorganization and the Merger Agreement.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP